SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2020

SIMON PROPERTY GROUP, INC.

SIMON PROPERTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware (Simon Property Group, Inc.) Delaware (Simon Property Group, L.P.)	001-14469 (Simon Property Group, Inc.) 001-36110 (Simon Property Group, L.P.)	04-6268599 (Simon Property Group, Inc.) 34-1755769 (Simon Property Group, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 WEST WASHINGTON STREET INDIANAPOLIS, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 317. 636.1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered

Common stock, $0.0001 par value	SPG	New York Stock Exchange
8⅜% Series J Cumulative Redeemable Preferred Stock, $0.0001 par value	SPGJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Simon Property Group, Inc.:	Emerging growth company ☐

Simon Property Group, L.P.:	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Simon Property Group, Inc.:  ☐

Simon Property Group, L.P.:  ☐

Item 1.01. Entry into a Material Definitive Agreement

Amended and Restated Merger Agreement

On November 14, 2020, Simon Property Group, Inc., a Delaware corporation (“Simon”), Simon Property Group, L.P., a Delaware limited partnership (the “Simon Operating Partnership”), Silver Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of the Simon Operating Partnership (“Merger Sub 1”), Silver Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2” and, together with Simon, the Simon Operating Partnership and Merger Sub 1, the “Simon Parties”), Taubman Centers, Inc., a Michigan corporation (“TCO”), and The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the “Taubman Operating Partnership” and, together with TCO, the “Taubman Parties”), entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The Amended Merger Agreement amends and restates the Agreement and Plan of Merger, dated as of February 9, 2020, by and among the Simon Parties and the Taubman Parties (the “Original Merger Agreement”), in its entirety, on the terms and subject to the conditions set forth therein. Pursuant to the Amended Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub 2 will be merged with and into the Taubman Operating Partnership (the “Partnership Merger”) and TCO will be merged with and into Merger Sub 1 (the “REIT Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Partnership Merger, the Taubman Operating Partnership will survive (the “Surviving Taubman Operating Partnership”) and the separate existence of Merger Sub 2 will cease. Upon completion of the REIT Merger, Merger Sub 1 will survive (“Surviving TCO”) and the separate corporate existence of TCO will cease. Immediately following the Partnership Merger, the Surviving Taubman Operating Partnership will be converted (the “Conversion”) into a Delaware limited liability company (the “Joint Venture”).

Transaction Structure

At the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), (i) each unit of partnership interest in the Taubman Operating Partnership (each, a “Taubman OP Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time held by a limited partner of the Taubman Operating Partnership who is not a member of the Taubman Family (defined as the “Titanium Family” in the Amended Merger Agreement) (the “Minority Partners”) will be converted into the right to receive, at the election of such Minority Partner, the Common Stock Merger Consideration (as defined below) or 0.5703 limited partnership units in the Simon Operating Partnership; (ii) certain Taubman OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time held by a member of the Taubman Family will remain outstanding as units of partnership interest in the Surviving Taubman Operating Partnership; and (iii) all other Taubman OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time held by a member of the Taubman Family will be converted into the right to receive the Common Stock Merger Consideration. In addition, at the Partnership Merger Effective Time, each outstanding incentive unit in the Taubman Operating Partnership will vest and be converted into a Taubman OP Unit, to be treated in the Partnership Merger in the same manner as the Taubman OP Units held by the Minority Partners. The membership interests of Merger Sub 2 issued and outstanding immediately prior to the Partnership Merger Effective Time will automatically be converted into a number of units of partnership interest in Surviving Taubman Operating Partnership such that following the Partnership Merger, Merger Sub 1 and TCO will collectively own 80% (assuming, for purposes of this calculation, that the Taubman OP Units issuable under the Option Deferral Agreement (as defined in the Amended Merger Agreement) among TCO, the Taubman Operating Partnership and Robert S. Taubman are outstanding interests of Surviving Taubman Operating Partnership) of the outstanding interests of Surviving Taubman Operating Partnership.

Pursuant to the terms and conditions in the Amended Merger Agreement, at the effective time of the REIT Merger (the “REIT Merger Effective Time”), (i) each share of common stock, $0.01 par value per share, of TCO (the “TCO Common Stock”) issued and outstanding immediately prior to the REIT Merger Effective Time will be converted into the right to receive $43.00 in cash (the “Common Stock Merger Consideration”); and (ii) each share of Series B Non-Participating Convertible Preferred Stock, $0.001 par value per share, of TCO (the “TCO Series B Preferred Stock”) will be converted into the right to receive an amount in cash equal to the Common Stock Merger Consideration, divided by 14,000. Immediately prior to the REIT Merger Effective Time, TCO will issue a redemption notice and cause funds to be set aside to pay the redemption price for each share of Series J Cumulative Redeemable Preferred Stock, no par value, of TCO (the “TCO Series J Preferred Stock”) and each share of Series K Cumulative Redeemable Preferred Stock, no par value, of TCO (the “TCO Series K Preferred Stock”), at their respective liquidation preference of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date of such share (the “Redemption”).

In addition, at the REIT Merger Effective Time, (i) each outstanding restricted stock unit award of TCO (each, a “TCO RSU”) and each outstanding performance stock unit award (each, a “TCO PSU”) granted under the Taubman Stock Plans (defined as the “Titanium Stock Plans” in the Amended Merger Agreement) that vest in accordance with its terms in connection with the closing of the Mergers will automatically convert into the right to receive the Common Stock Merger Consideration; (ii) each outstanding TCO RSU and TCO PSU that is not eligible to vest in accordance with its terms at the REIT Merger Effective Time will be converted into a cash substitute award to be paid (A) with respect to any such award granted prior to 2020, in accordance with the same service-vesting schedule that applied to the original TCO RSU or TCO PSU award and (B) with respect to any such award granted in 2020, in accordance with the same vesting schedule (including performance-vesting conditions) that applied to the original TCO RSU or TCO PSU award; (iii) each outstanding share of deferred TCO Common Stock (each, a “TCO DSU”) granted under the Taubman Stock Plans will be converted into the right to receive the Common Stock Merger Consideration; and (iv) each dividend equivalent right granted in tandem with any TCO RSU or TCO PSU (each a “TCO DER”) will be treated in the same manner as the outstanding TCO RSU or TCO PSU to which such TCO DER relates.

Finally, at the effective time of the Conversion, the Option Deferral Agreement (as defined in the Amended Merger Agreement) will be deemed to be amended so that each Option Deferred Unit (as defined in the Amended Merger Agreement) will represent the right to receive, following the Conversion, one Reorganized Taubman OP Unit (defined as “Reorganized Titanium OP Unit” in the Amended Merger Agreement), and will remain subject to all other terms and conditions of the Option Deferral Agreement.

Following the Mergers and the Conversion, the Simon Operating Partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture, and the Taubman Family will own the remaining 20% (assuming, for purposes of this calculation, that Taubman OP Units issuable under the Option Deferral Agreement are outstanding interests of Surviving Taubman Operating Partnership) of the limited liability company interests the Joint Venture. Surviving TCO and the Taubman Family will enter into an Operating Agreement (as defined below) with respect to the Joint Venture at the time of the Conversion in the form attached as Exhibit B to the Amended Merger Agreement and described further below.

Conditions to the Merger

The consummation of the Mergers is subject to the approval of the REIT Merger by (i) the holders of at least two-thirds of the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock (voting together as a single class); (ii) the holders of at least a majority of TCO Series B Preferred Stock; and (iii) the holders of at least a majority of the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock (voting together as a single class and excluding the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock owned of record or beneficially by the Taubman Family). In addition, the consummation of the Mergers is subject to certain other customary closing conditions, including, among others, the approval of the Partnership Merger by the partners holding at least a majority of the aggregate percentage interests in the Taubman Operating Partnership (other than those held by TCO) (which approval has been obtained), the absence of certain legal impediments to the consummation of the Mergers and material compliance by the Simon Parties and the Taubman Parties with their respective obligations under the Amended Merger Agreement. The Amended Merger Agreement, as compared to the Original Merger Agreement, removes the condition requiring the absence of a material adverse effect with respect to TCO. The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by the Simon Parties.

The Amended Merger Agreement also provides that (i) in determining whether or not the closing condition that certain representations and warranties made by TCO are true and correct has been satisfied, any failure of such representations and warranties to be true and correct that was known to Simon, or that fails primarily as a result of or in connection with exogenous events that were beyond the reasonable control of any of the Taubman Parties, shall be excluded and (ii) in determining whether or not the closing condition that the Taubman Parties have performed in all material respects all covenants set forth in the Amended Merger Agreement has been satisfied (including from the date of the Original Merger Agreement), any failure of the Taubman Parties to have performed such obligations that was known to Simon shall be excluded. With respect to such determinations, “known” means the actual knowledge of certain senior executives of Simon, as well as matters included in certain materials provided to Simon or in TCO’s public filings, in each case prior to the date of the Amended Merger Agreement.

Non-Solicit

Subject to certain exceptions, TCO has agreed not to (i) solicit, initiate or propose the making or submission of, or knowingly encourage or facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined in the Amended Merger Agreement); (ii) furnish to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of TCO or any of its subsidiaries, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate, facilitate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or any an offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal; (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined in the Amended Merger Agreement) or that would reasonably be expected to lead to an Acquisition Proposal; or (v) reimburse or agree to reimburse the expenses of any other person in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

Prior to the approval of the Amended Merger Agreement by TCO’s shareholders, the Board of Directors of TCO (the “TCO Board”) may in certain circumstances effect a Taubman Board Recommendation Change (defined as a “Titanium Board Recommendation Change” in the Amended Merger Agreement) and terminate the Amended Merger Agreement in order to enter into a definitive agreement providing for a Superior Proposal (as defined in the Amended Merger Agreement), subject to complying with certain notice and other specified conditions set forth in the Amended Merger Agreement, including payment to Simon of a termination fee (as described below).

Termination

Upon a termination of the Amended Merger Agreement, under certain circumstances, the Taubman Operating Partnership will be required to pay a termination fee to Simon of $92,000,000. The termination fee is payable if the Amended Merger Agreement is terminated by TCO prior to the approval of the Amended Merger Agreement by TCO’s shareholders to accept a Superior Proposal, as further described in the Amended Merger Agreement. In addition, the termination fee is payable to Simon if Simon terminates the Amended Merger Agreement under certain circumstances and subject to certain restrictions, including if the TCO Board effects a Taubman Board Recommendation Change. If (i) the Amended Merger Agreement is terminated (A) by either TCO or Simon because the Mergers have not occurred by the end date described below or because TCO shareholder approval is not obtained at a shareholder meeting duly held for such purpose or (B) by Simon in respect of a breach of TCO’s covenants or agreements that would give rise to the failure of a closing condition that is incapable of being cured within the time periods prescribed by the Amended Merger Agreement; (ii) an alternative acquisition proposal has been made to TCO and publicly announced or otherwise disclosed and not withdrawn; and (iii) within twelve months after termination of the Amended Merger Agreement, TCO enters into a definitive agreement with respect to an alternative acquisition proposal (and subsequently consummates such transaction) or consummates a transaction with respect to an alternative acquisition proposal, the Taubman Operating Partnership will pay Simon the termination fee.

In addition to the foregoing termination rights and customary termination rights held by each party, either party may terminate the Amended Merger Agreement if the Mergers are not consummated on or before an end date of June 30, 2021 and such party’s breach was not the primary cause of the failure of the Mergers to be consummated by such date. In such event, no termination fee is payable.

Other Terms of the Amended Merger Agreement

The Simon Parties and Taubman Parties each made certain customary representations, warranties and covenants in the Amended Merger Agreement, including, among others, covenants by the Taubman Parties to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, subject to certain exceptions, including an exception for certain modified operations due to the COVID-19 pandemic, and a covenant by Simon to maintain its REIT (as defined in the Amended Merger Agreement) qualification, during the period between the execution of the Amended Merger Agreement and the consummation of the Mergers. As compared to the interim operating covenants contained in the Original Merger Agreement, among other changes, the Amended Merger Agreement prohibits TCO and its subsidiaries from making distributions without the prior written consent of Simon, except as necessary to maintain TCO’s qualification as a REIT, for certain tax distributions of the Taubman Operating Partnership and pursuant to the terms of the TCO Series J Preferred Stock and TCO Series K Preferred Stock. Further, each party has agreed to use its reasonable best efforts to obtain any necessary regulatory approvals, subject to Simon’s right to control the process of seeking such approvals and certain other limitations, including that TCO need not take any action that would be a “Taubman Burdensome Condition” (defined as a “Titanium Burdensome Condition” in the Amended Merger Agreement) under the Amended Merger Agreement.

In connection with and in order to facilitate the Redemption, Simon will purchase Series A Preferred Units of the Surviving Taubman Operating Partnership (which shall have the terms set forth in the Operating Agreement, as described below) for an aggregate amount equal to $25.00 multiplied by the number of shares of TCO Series J Preferred Stock and TCO Series K Preferred Stock outstanding at the closing of the Mergers.

In the event that any action is brought prior to the consummation of the Amended Merger Agreement by or against any of the Taubman Parties to enforce the obligations of any Simon Party to consummate the transactions contemplated by the Amended Merger Agreement, or for money damages for any Simon Party’s failure to consummate the transactions contemplated by the Amended Merger Agreement, or to excuse any Simon Party’s obligation to consummate the transactions contemplated by the Amended Merger Agreement, or to assert any Simon Party’s right to terminate this Agreement, the Common Stock Merger Consideration shall be deemed to be $52.50 in cash, without interest and less any required withholding taxes, in the event the Simon Parties have brought or pursued such action, failed to consummate the transactions contemplated by the Amended Merger Agreement in breach thereof or to comply with the Amended Merger Agreement in such a manner as to frustrate a condition to closing hereunder that forms a basis for a claim by any Simon Party that it is not obligated to consummate the transactions contemplated by the Amended Merger Agreement, or sought to terminate the Amended Merger Agreement, in each case other than in good faith.

The foregoing description of the Amended Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the Amended Merger Agreement has been included to provide shareholders with information regarding its terms and is not intended to provide any factual information about the Simon Parties or the Taubman Parties. The representations, warranties and covenants contained in the Amended Merger Agreement have been made solely for the purposes of the Amended Merger Agreement and as of specific dates; were solely for the benefit of parties to the Amended Merger Agreement; and are not intended as statements of fact to be relied upon by TCO’s or Simon’s shareholders, but rather as a way of allocating the risk between the parties to the Amended Merger Agreement in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Amended Merger Agreement, which disclosures are not reflected in the Amended Merger Agreement attached hereto; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders. Accordingly, shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Taubman Parties or the Simon Parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended Merger Agreement, which subsequent information may or may not be fully reflected in Simon’s public disclosures. Simon acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Joint Venture Operating Agreement

Immediately following the Conversion, Surviving TCO and the Taubman Family will enter into an operating agreement with respect to the Joint Venture (the “Operating Agreement”) that will define the rights, duties and responsibilities of Surviving TCO and the Taubman Family as members of the Joint Venture. At the time of the Conversion, Surviving TCO will hold 80% of the common units of the Joint Venture and the Taubman Family will hold the remaining 20%. Affiliates of Simon will also hold certain preferred units of the Joint Venture as consideration for providing the funds for the redemption of the TCO Series J Preferred Stock and the TCO Series K Preferred Stock, which preferred units will be on substantially the same terms as the TCO Series J Preferred Stock and the TCO Series K Preferred Stock.

Prior to the occurrence of certain specified termination events (including, but not limited to, the Taubman Family’s ownership falling below a specified threshold) (the “Taubman Period”), the operations of the Joint Venture and its subsidiaries will be managed by the Chief Executive Officer, Robert S. Taubman (or, if Robert S. Taubman ceases to be Chief Executive Officer, William S. Taubman or another Taubman Family appointee reasonably acceptable to Surviving TCO), subject to approval rights held by Surviving TCO over certain material matters, including, but not limited to, equity issuances, debt incurrences beyond certain agreed-upon exceptions, the annual budget (subject to certain procedures and exceptions), material litigation, affiliate transactions and material contracts. In addition, for as long as Simon intends to qualify as a real estate investment trust, the Joint Venture is obligated to operate as if it were a real estate investment trust.

Following the end of the Taubman Period, the operations of the Joint Venture and its subsidiaries will be managed by a board of directors appointed by Surviving TCO, subject to a more limited set of approval rights held by the Taubman Family, subject to the Taubman Family maintaining certain minimum ownership thresholds.

The Joint Venture will be required to distribute to its members, on a monthly basis, in addition to certain other minimum requirements agreed to in the Operating Agreement, the greater of (i) 95% of the portion of the Joint Venture’s REIT taxable income attributable (directly or indirectly) to Surviving TCO, grossed up for all the members of the Joint Venture and (ii) certain minimum distribution levels agreed by Surviving TCO and the Taubman Family.

Pursuant to the Operating Agreement, from the effective date of the Operating Agreement until the two-year anniversary of the effective date of the Operating Agreement, subject to certain conditions, Surviving TCO may be required to make one or more additional investments up to an aggregate of $250,000,000 in exchange for units of a new series of 8.50% Series B Cumulative Redeemable Preferred Units (the “Series B Preferred Units”).

Pursuant to the Series B Preferred Unit Designation, if, during the Taubman Period, (i) the distributions on any Series B Preferred Units have not been timely paid for 18 monthly distribution periods, whether or not consecutive, or (ii) the Joint Venture shall have failed to pay the redemption price for any Series B Preferred Unit on the applicable redemption date, the holders of the Series B Preferred Units will immediately be entitled to appoint an additional director to the board of directors of the Joint Venture.

Subject to customary exceptions, the Operating Agreement will restrict the Taubman Family from transferring its equity in the Joint Venture to third parties. Subject to customary exceptions, Surviving TCO will be restricted from transferring its equity in the Joint Venture to third parties until the earlier of the seventh anniversary of the Conversion and the end of the Taubman Period. The Taubman Family will have the right to exchange its equity interests for limited partnership units in the Simon Operating Partnership or cash or a combination of such units and cash (at the Taubman Family’s election) based on specified valuation methods at the following times and in the following amounts:

•             Between the second and third anniversaries of the Conversion (i.e., between 24 to 36 months thereafter): One-time exchange of 100% of the Taubman Family’s equity in the Joint Venture. Surviving TCO will have the option to modify the consideration for such exchange to be 50% in limited partnership units in the Simon Operating Partnership and 50% in cash. Surviving TCO will also have the option to cause the exchange of half of the equity interests subject to such exchange to close on a delayed basis, within one year of the initial closing, for the same value and consideration mix.

•             After the second anniversary of the Conversion: Up to 20% of the Taubman Family’s initial equity in the Joint Venture may be exchanged following the second anniversary, 40% following the third anniversary, 60% following the fourth anniversary, 80% following the fifth anniversary and 100% following the sixth anniversary and thereafter.

•             In each case, an exchange must be for no less than a number of equity interests equal to 10% of the common units of the Joint Venture owned by the Taubman Family as of the effective time of the Conversion or the Taubman Family’s entire remaining equity stake, if smaller. The Taubman Family will agree to vote any limited partnership units in the Simon Operating Partnership it acquires pursuant to any such exchanges as directed by the Simon family designee under the limited partnership agreement of the Simon Operating Partnership, subject to certain exceptions.

•             The Taubman Family will have customary registration rights with respect to any common shares of Simon it may receive upon redemption or exchange of any limited partnership units in the Simon Operating Partnership received pursuant to such exchanges.

Under certain circumstances, Surviving TCO will have the right to cause the Taubman Family to exchange 100% of its equity interests in the Joint Venture for limited partnership units in the Simon Operating Partnership or cash or a combination of such units and cash (at Surviving TCO’s election), pursuant to the same pricing mechanics as the Taubman Family’s elective exchanges. The Taubman Family will have the option to modify the consideration for such exchange to be 50% in limited partnership units in the Simon Operating Partnership and 50% in cash.

Certain members of the Taubman Family involved in the management of the Joint Venture will agree to customary non-competition obligations until such time as the Taubman Family no longer owns 2% of the common units in the Joint Venture and for one year thereafter.

Prior to the Taubman Family’s ownership falling below a specified threshold, subject to certain exceptions, business opportunities first identified by the Joint Venture will belong to the Joint Venture and Surviving TCO will agree not to pursue such business opportunities outside of the Joint Venture without the consent of the Taubman Family.

The foregoing description of the Operating Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Operating Agreement, which is attached as Exhibit B to the Amended Merger Agreement and is incorporated herein by reference.

Amended and Restated Voting Agreement

Concurrently with and as a condition to the Simon Parties entering into the Amended Merger Agreement, each member of the Taubman Family that owns TCO Common Stock, TCO Series B Preferred Stock or partnership units of the Taubman Operating Partnership (such equity interests, collectively, the “Subject Equity”), including certain affiliated entities of Robert S. Taubman and William S. Taubman and certain members of their immediate family, entered into an amended and restated voting agreement with Simon (the “Amended Voting Agreement”) with respect to all of the Subject Equity beneficially owned by the Taubman Family. The Amended Voting Agreement amends and restates the Voting Agreement, dated as of February 9, 2020, by and among Simon and each member of the Taubman Family that owns the Subject Equity, in its entirety, on the terms and subject to the conditions set forth therein.

The Taubman Family beneficially own approximately 90% of the outstanding shares of TCO Series B Preferred Stock, representing, together with TCO Common Stock beneficially owned by the Taubman Family, approximately 29% of the voting stock of TCO. Pursuant to the Amended Voting Agreement, the Taubman Family have agreed to take the following actions, among others, during the term of the Amended Voting Agreement: (i) vote the Subject Equity in favor of the REIT Merger, the Partnership Merger and the Conversion, as applicable; (ii) vote the Subject Equity against any Acquisition Proposal; and (iii) vote the Subject Equity against any other actions that would impede, interfere with, delay or prevent the consummation of the Mergers, the Conversion or the other transactions contemplated by the Amended Merger Agreement. The Amended Voting Agreement will terminate upon the earliest of (i) the termination of the Amended Merger Agreement in accordance with its terms; (ii) the REIT Merger Effective Time; and (iii) the Taubman Family providing written notice to Simon that it is terminating the Voting Agreement at any time following (A) a Taubman Board Recommendation Change or (B) any change to the terms of the Amended Merger Agreement that reduces the amount or changes the form of, consideration payable to the Taubman Family or is otherwise materially adverse to the Taubman Family.

The foregoing description of the Amended Voting Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended Voting Agreement. A copy of the Amended Voting Agreement entered into by the Taubman Family, Simon and the Simon Operating Partnership is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Settlement Agreement

As previously announced, on June 10, 2020, Simon had sent a notice to TCO stating that it was terminating the Original Merger Agreement and filed a lawsuit (the “Merger Litigation”) in the Circuit Court for the 6th Judicial Circuit, Oakland County, Michigan (the “Court”) against the Taubman Parties alleging that TCO had suffered a Material Adverse Effect and had violated certain representations and covenants in the Original Merger Agreement, and seeking declarations that, among other things, Simon had validly terminated the Original Merger Agreement and was not required to close the Mergers. On June 17, 2020, TCO filed a counterclaim against the Simon Parties, asserting that Simon had breached the Original Merger Agreement and seeking specific performance of the Original Merger Agreement. Simon filed a supplemental complaint against the Taubman Parties on September 9, 2020, asserting additional claims for declaratory relief and for breach of contract, and on September 16, 2020, TCO denied any liability under these additional claims and reasserted its counterclaim against the Simon Parties.

Concurrently with the execution of the Amended Merger Agreement, the Simon Parties and Taubman Parties entered into a Settlement Agreement (the “Settlement Agreement”). The Settlement Agreement provides for reciprocal releases by the Simon Parties and Taubman Parties of all claims arising out of or related to the Mergers and resolves and dismisses with prejudice the Merger Litigation, except that any potential claims by the Simon Parties or Taubman Parties arising out of related to the Amended Merger Agreement are not released.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “would,” “should”, “estimates”, “could”, “intends”, “plans” or other similar expressions are forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause Simon’s or TCO’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by TCO’s shareholders; the risk that a condition to closing of the proposed transaction may not be satisfied; Simon’s and TCO’s ability to consummate the Mergers; the possibility that the anticipated benefits from the transaction cannot be fully realized (including Simon’s expectations regarding FFO accretion); the ability of TCO to retain key personnel and maintain relationships with business partners pending the consummation of the transaction; and the impact of legislative, regulatory and competitive changes; uncertainties regarding the impact of the COVID-19 pandemic and governmental restrictions intended to prevent its spread on each of Simon’s and TCO’s tenants' businesses, financial condition, results of operations, cash flow and liquidity and ability to access the capital markets and its satisfy respective debt service obligations and make distributions to its stockholders; and other risk factors relating to the industries in which Simon and TCO operate, as detailed from time to time in each of Simon’s filings with the SEC. There can be no assurance that the proposed transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in Simon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in Simon’s Quarterly Reports on Form 10-Q for each of the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Simon cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Simon or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Simon undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Item 7.01 Regulation FD Disclosure

On November 15, 2020, Simon and TCO, issued a joint press release announcing the execution of the Amended Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits

Financial Statements:

None

Exhibits:

Exhibit No.	Description
2.1*	Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2020, by and among the Taubman Parties and the Simon Parties
10.1	Amended and Restated Voting Agreement, dated as of November 14, 2020, by and among Simon, the Simon Operating Partnership and the other parties thereto
99.1	Press release of Simon and TCO, dated November 15, 2020
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 104)

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 16, 2020

Simon Property Group, Inc.

By:	/s/ Steven E. Fivel
General Counsel and Secretary

Simon Property Group, L.P.

By:	Simon Property Group, Inc.
Its general partner

By:	/s/ Steven E. Fivel
General Counsel and Secretary